Exhibit 99.1

The Commonwealth of Kentucky Awards Drone USA a One-Year Master Agreement to Supply All Kentucky State Agencies with Drones, Unmanned Aircraft Systems and Accessories

WEST HAVEN, CT – Accesswire – July 23, 2018 - Drone USA, Inc. (OTCQB: DRUS) (“Drone USA” or the “Company”), a service provider and reseller of drones and distributor of products to the U.S. Government, today announced that the Commonwealth of Kentucky awarded Drone USA a one-year master agreement to supply drones, unmanned aircraft systems and accessories to Kentucky state agencies. The contract may be extended at the completion of the initial contract period for four additional one-year periods.

Michael Bannon, Drone USA’s Chief Executive Officer, commented, “we are extremely excited to be part of Kentucky’s statewide drone program. There are so many uses for drones. Drones help reduce costs, making work more efficient and safer while providing security, protecting the environment, mapping, conducting inspections and much more.”

About Drone USA, Inc.

Drone USA, Inc. (OTCQB: DRUS), headquartered in West Haven, CT, is a service provider, manufacturer and reseller of drones and distributor of products to the U.S. Government. Its competitive advantage stems from offering superior service, high quality products and establishing and maintaining life-long customer friendships. Its primary markets are U.S. police, firemen, U.S. industry and the U.S. Government.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Such forward-looking statements are generally qualified by terms such as: “plans, “anticipates,” “expects,” “believes” or similar words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in our Form 10 filed with the U.S. Securities and Exchange Commission.

Contacts:

Michael Bannon

Chief Executive Officer

mike@droneusainc.com

Hayden IR

Investor Relations

(917) 658-7878

hart@haydenir.com

16 Hamilton Street, West Haven CT 06516